Exhibit 99.1

AMC NETWORKS INC. REPORTS FULL
YEAR AND FOURTH QUARTER 2014 RESULTS

Full Year 2014 Highlights(1):

•	Net revenues increased 36.7% to $2.176 billion

•	AOCF[2] increased 25.8% to $659 million

•	Operating income of $546 million
New York, NY - February 26, 2015: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2014.
President and Chief Executive Officer Josh Sapan said: “The fourth quarter and full-year 2014 was strong for AMC Networks with double digit percentage increases in our revenue and cash flow. The strong performance of our original programming with record ratings at our national networks has led to continued increases in affiliate fees and advertising revenues. Our BBC AMERICA joint venture adds another important and valuable network to our portfolio, delivering high-quality programming that attracts audiences and will drive additional opportunities for growth domestically. International expansion continues to be a focus and we believe our Chellomedia acquisition provides a strong platform for our content, enabling us to capitalize long term on international pay TV growth and drive long-term value for our shareholders."
Fourth Quarter Results
Fourth quarter net revenues increased 40.0%, or $174 million, to $609 million over the fourth quarter of 2013, led by 19.7% growth at National Networks and an increase of $92 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)2 totaled $194 million, an increase of 96.9%, or $95 million, versus the prior year period. National Networks AOCF increased 72.1% and International and Other AOCF increased $16 million versus the prior year period. Operating income was $159 million, an increase of 87.1%, or $74 million, versus the prior year period. The operating income increase resulted from 75.8% growth at National Networks partially offset by an increase of $2 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, results reflected the impact of the Chellomedia and BBC AMERICA acquisitions.
Fourth quarter net income from continuing operations was $78 million ($1.06 per diluted share), compared with $35 million ($0.49 per diluted share) in the fourth quarter of 2013. The increase was primarily related to the growth in operating income.

Full Year Results
Full year 2014 net revenues increased 36.7%, or $584 million, to $2.176 billion over full year 2013, reflecting 13.5% growth at National Networks and an increase of $378 million at International and Other. AOCF totaled $659 million, an increase of 25.8%, or $135 million, versus the prior year period. National Networks AOCF increased 9.8% and International and Other AOCF increased $81 million versus the prior year period. Operating income was $546 million, a decrease of 6.2%, or $36 million versus the prior year period. The decrease in operating income was attributable to a litigation settlement gain of $133 million recorded in the second quarter of 2013. Excluding the impact of the litigation settlement gain, operating income increased $97 million, or 21.6%.
Full year net income from continuing operations was $261 million ($3.63 per diluted share), compared with $291 million ($4.00 per diluted share) in the prior year period. The decrease was attributable to the impact of the litigation settlement gain recorded in the second quarter of 2013.

1. Comparative results affected by the Chellomedia and BBC AMERICA acquisitions in 2014.
2. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

For the full year ended December 31, 2014, net cash provided by operating activities was $376 million and Free Cash Flow3 was $336 million. These amounts represent an increase of $425 million and $410 million, respectively, compared to the prior year period. The increase was primarily attributable to the absence of $198 million of payments related to the VOOM HD settlement agreement (consisting of a $175 million payment to Cablevision Systems Corporation and $23 million of cash income tax payments) made during the full year ended December 31, 2013. Excluding the impact of the VOOM HD settlement agreement payments, Free Cash Flow increased $212 million primarily due to the increase in operating performance and a decrease in working capital.
Segment Results

(Dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	Change	2014	2013	Change
Net revenues:
National Networks	$499,822	$417,475	19.7%	$1,743,922	$1,536,287	13.5%
International and Other	110,331	17,893	516.6%	434,221	55,887	677.0%
Inter-segment eliminations	(709)	(121)	486.0%	(2,502)	(316)	(691.7)%
Total net revenues	$609,444	$435,247	40.0%	$2,175,641	$1,591,858	36.7%

AOCF:
National Networks	$190,338	$110,596	72.1%	$633,584	$576,772	9.8%
International and Other	3,058	(13,100)	n/m	24,421	(56,476)	n/m
Inter-segment eliminations	185	805	(77.0)%	1,474	3,893	(62.1)%
Total AOCF	$193,581	$98,301	96.9%	$659,479	$524,189	25.8%
National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.
Fourth Quarter Results
National Networks revenues for the fourth quarter 2014 increased 19.7% to $500 million, AOCF grew 72.1% to $190 million, and operating income rose 75.8% to $178 million, all compared to the prior year period.
Fourth quarter growth in revenues was led by a 24.3% increase in advertising revenues to $255 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC, as well as the inclusion of BBC AMERICA in the current year period. Distribution revenues increased 15.3% to $245 million. The growth in distribution revenues was primarily attributable to increases in affiliate fees, including the inclusion of BBC AMERICA, as well as increases in licensing revenues.
Fourth quarter AOCF increased 72.1% to $190 million principally reflecting the increase in revenues. Expenses were essentially flat as increases related to BBC AMERICA were offset by a decline in programming and marketing expense. Programming expense including a charge of $28 million in the current year period related to the write-off of programming assets, as compared to a charge of $52 million in the prior year period. The operating income increase reflected the growth in AOCF.
Full Year Results
National Networks revenues for the full year 2014 increased 13.5% to $1.744 billion, AOCF increased 9.8% to $634 million, and operating income increased 13.5% to $587 million, all compared to the prior year period.
Full year growth in revenues was led by a 15.4% increase in advertising revenues to $765 million. The increase in advertising revenues was due to strong demand for our original programming. Distribution revenues increased 12.1% to $979 million. The growth in distribution revenues was primarily attributable to growth in affiliate fees as well as licensing revenues.
Full year AOCF increased 9.8% to $634 million reflecting the increase in revenues partially offset by an increase in expenses. The increase in expenses was primarily attributable to higher programming expense compared to the prior year period. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing online content distribution initiatives.
Fourth Quarter Results
International and Other revenues for the fourth quarter of 2014 increased $92 million to $110 million, AOCF improved $16 million to $3 million, and operating loss increased $2 million to $19 million, all compared to the prior year period.
Fourth quarter revenues increased primarily as a result of the Company’s acquisition of Chellomedia.
Fourth quarter AOCF principally reflected the increase in revenues partially offset by an increase in expenses, primarily related to Chellomedia. Operating loss results reflected the increase in AOCF which was more than offset by an increase in depreciation and amortization expense as well as the impact of restructuring charges recorded in the current period.
Full Year Results
International and Other revenues for the full year 2014 increased $378 million to $434 million, AOCF improved $81 million to $24 million, and operating income decreased $103 million to a loss of $42 million, all compared to the prior year period.
Full year revenues increased primarily as a result of the Company’s acquisition of Chellomedia as well as increases at IFC Films related to the theatrical release of Boyhood.
Full year AOCF principally reflected the increase in revenues partially offset by an increase in expenses, primarily related to Chellomedia. The decrease in operating income was attributable to the impact of a litigation settlement gain of $133 million in the prior year period.
Other Matters
BBC AMERICA Transaction
As previously disclosed, on October 23, 2014, the Company entered into a long-term equity partnership agreement with BBC Worldwide. Under the terms of the agreement, the Company invested $200 million to acquire a 49.9% equity stake in the cable channel BBC AMERICA. The Company has operational control of BBC AMERICA and its results are included in the Company’s consolidated statement of income from the agreement date, October 23, 2014, to December 31, 2014, which affects the comparability of our results.
Chellomedia Acquisition
As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014, to December 31, 2014, which affects the comparability of our results.
Reorganization of Operating Segments
As previously disclosed, the Company reorganized its operating segments following the Chellomedia acquisition. The results of AMC and Sundance Channel in Canada as well as AMC Networks Broadcasting & Technology, the Company’s network technical services business, are now included in the National Networks operating segment. Previously, these operations were included in the International and Other operating segment. The reorganization had no impact on the historical consolidated financial results previously reported by the Company.
Please see the Company’s Form 10-K for the period ended December 31, 2014 for further details regarding the above matters.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network L.L.C. (“DISH Network”). The Company does not consider the one-time litigation settlement gain with DISH Network to be indicative of its ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.
The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.
The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 10 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.
Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its full year and fourth quarter 2014 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 65843596.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.
Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Twelve Months Ended December 31, 2014 and 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues, net	$609,444	$435,247	$2,175,641	$1,591,858
Operating expenses:
Technical and operating (excluding depreciation and amortization)	281,804	230,844	983,575	662,233
Selling, general and administrative	140,853	111,352	560,950	425,735
Restructuring expense	8,943	—	15,715	—
Depreciation and amortization	18,828	8,079	69,048	54,667
Litigation settlement gain	—	—	—	(132,944)
	450,428	350,275	1,629,288	1,009,691
Operating income	159,016	84,972	546,353	582,167
Other income (expense):
Interest expense	(32,902)	(28,958)	(130,262)	(115,860)
Interest income	425	220	1,433	819
Write-off of deferred financing costs	—	(4,007)	—	(4,007)
Loss on extinguishment of debt	—	(1,087)	—	(1,087)
Miscellaneous, net	(4,489)	7,380	(20,496)	6,969
	(36,966)	(26,452)	(149,325)	(113,166)
Income from continuing operations before income taxes	122,050	58,520	397,028	469,001
Income tax expense	(40,413)	(23,558)	(129,155)	(178,841)
Income from continuing operations	81,637	34,962	267,873	290,160
Loss from discontinued operations, net of income taxes	—	—	(3,448)	—
Net income including noncontrolling interests	81,637	34,962	264,425	290,160
Net (income) loss from noncontrolling interests	(4,022)	417	(3,628)	578
Net income attributable to AMC Networks’ stockholders	$77,615	$35,379	$260,797	$290,738

Basic net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$1.08	$0.49	$3.67	$4.06
Loss from discontinued operations	$—	$—	$(0.05)	$—
Net income	$1.08	$0.49	$3.62	$4.06

Diluted net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$1.06	$0.49	$3.63	$4.00
Loss from discontinued operations	$—	$—	$(0.05)	$—
Net income	$1.06	$0.49	$3.58	$4.00

Weighted average common shares:
Basic weighted average common shares	72,103	71,660	72,000	71,543
Diluted weighted average common shares	72,958	72,835	72,854	72,703

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$190,338	$(6,323)	$(5,134)	$(1,202)	$177,679
International and Other	3,058	(12,505)	(1,660)	(7,741)	(18,848)
Inter-segment eliminations	185	—	—	—	185
Total	$193,581	$(18,828)	$(6,794)	$(8,943)	$159,016

	Three Months Ended December 31, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$110,596	$(4,925)	$(4,585)	$—	$101,086
International and Other	(13,100)	(3,154)	(665)	—	(16,919)
Inter-segment eliminations	805	—	—	—	805
Total	$98,301	$(8,079)	$(5,250)	$—	$84,972

	Twelve Months Ended December 31, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$633,584	$(21,480)	$(21,584)	$(3,664)	$586,856
International and Other	24,421	(47,568)	(6,779)	(12,051)	(41,977)
Inter-segment eliminations	1,474	—	—	—	1,474
Total	$659,479	$(69,048)	$(28,363)	$(15,715)	$546,353

	Twelve Months Ended December 31, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$576,772	$(42,036)	$(17,783)	$—	$516,953
International and Other	(56,476)	(12,631)	(2,516)	132,944	61,321
Inter-segment eliminations	3,893	—	—	—	3,893
Total	$524,189	$(54,667)	$(20,299)	$132,944	$582,167

(a)
Results for the three and twelve months ended December 31, 2014 include restructuring expenses. Results for the twelve months ended December 31, 2013 include a $132,944 litigation settlement gain recorded in the second quarter of 2013 related to the VOOM HD lawsuit settlement agreement.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
National Networks Subscribers (a)
AMC	95,000	95,600	97,400
WE tv	85,400	85,300	84,000
BBC AMERICA	78,200	78,500	79,500
IFC	73,700	73,000	69,900
SundanceTV	56,600	56,700	56,200

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	December 31, 2014
Cash and cash equivalents	$201,367
Promissory note payable	$40,000
Credit facility debt (a)	1,480,000
Senior notes (a)	1,300,000
Total debt	$2,820,000
Net debt	$2,618,633
Capital leases	30,339
Net debt and capital leases	$2,648,972
LTM AOCF (b)	$659,479
Leverage ratio (c)	4.0 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Twelve Months Ended December 31,
	2014	2013
Net cash (used in) provided by operating activities (a)	$375,762	$(49,463)
Less: capital expenditures	(39,739)	(24,303)
Free cash flow (a)	$336,023	$(73,766)

(a)
Net cash used in operating activities and free cash flow for the twelve months ended December 31, 2013 includes a $175 million payment to Cablevision Systems Corporation made in the second quarter of 2013 of approximately $23 million of cash income tax payments related to the VOOM HD litigation settlement.

Adjusted Earnings Per Diluted Share

	Three Months Ended December 31,
	2014	2013
Earnings per diluted share from continuing operations	$1.06	$0.49
Amortization of acquisition-related intangible assets, net of tax (a)	0.09	0.02
Adjusted earnings per diluted share	$1.15	$0.51

	Twelve Months Ended December 31,
	2014	2013
Earnings per diluted share from continuing operations	$3.63	$4.00
Amortization of acquisition-related intangible assets, net of tax (a)	0.28	0.27
Adjusted earnings per diluted share	$3.91	$4.27

(a)	Amortization of acquisition-related intangible assets was $9 million and $2 million for the three months ended December 31, 2014 and December 31, 2013, respectively.

(b)	Amortization of acquisition-related intangible assets was $31 million and $32 million for the twelve months ended December 31, 2014 and December 31, 2013, respectively.